Exhibit 99.1

LKQ Corporation Announces 2006 First Quarter Net Income Results Up 44%, With Record Revenue and Earnings

Chicago, IL—April 27, 2006--LKQ Corporation (NASDAQ: LKQX) today announced results for its first quarter ended March 31, 2006, with revenue of $192.1 million, net income of $12.1 million and diluted earnings per share of $0.22.

“Overall, we were quite pleased with the performance of the Company in Q1. We achieved record quarterly revenues and earnings and exceeded our previously issued earnings estimates. We believe this level of performance, while encountering extremely mild weather conditions in a number of our markets, reflects favorably on the geographical diversity of the Company, as well as our overall business model.”

“We achieved revenue and net income growth of approximately 44%. Our organic revenue growth was approximately 12%, and we improved our gross margins in our recycled and aftermarket businesses compared to the first quarter of 2005. This improvement was more than offset by minimal gross margins generated by the aluminum smelter operation managed by our recently acquired Transwheel subsidiary,” said Joe Holsten, President and Chief Executive Officer.

2006 Reported Results

All earnings per share amounts, stock price amounts and share counts discussed herein reflect our January 2006 two-for-one stock split.

For the first quarter of 2006, revenue increased 43.6% to $192.1 million compared with $133.8 million for the first quarter of 2005. Our organic revenue growth for the quarter was 12.4%. Net income for the quarter increased 43.8% to $12.1 million compared with $8.4 million for the first quarter of 2005. Diluted earnings per share was $0.22 for the quarter compared with $0.19 for the first quarter of 2005.

The first quarter results include approximately $725,000 of expenses related to the expensing of stock options in accordance with Statement of Financial Accounting Standard No. 123R “Share-Based Payment” (“SFAS 123R”). SFAS 123R became effective for LKQ Corporation on January 1, 2006. These expenses had the effect of lowering our net income by approximately $434,000 and our diluted earnings per share by approximately $0.01.

Our consolidated aftermarket collision replacement parts revenue for the quarter was $41.9 million.

The weighted average diluted shares outstanding for the quarter was 55.5 million compared to 45.4 million for the first quarter of 2005. The number of weighted average diluted shares of common stock in 2006 changed from 2005 due to the issuance of 6.4 million new shares in our October 2005 follow-on public offering, exercises of stock options and warrants, and the increase in our stock price.

2006 Business Acquisitions

On January 31, 2006 we acquired Transwheel Corporation, an aluminum alloy wheel refurbishing and distribution business. Transwheel currently operates refurbishing and distribution facilities in Huntington, IN; Manchester, CT; Williamsport, MD; and Tampa, FL and distribution locations in Ferndale, MI and Addison, IL. Transwheel’s third party revenue for 2005 was approximately $28.5 million from the sale or restoration of wheels. In addition to wheel revenue, a Transwheel subsidiary operates an aluminum smelter that melts damaged and unusable wheel cores as means of product disposal. For the two months in the first quarter of 2006 that LKQ owned Transwheel, the smelter’s third party aluminum revenue was $4.4 million at a gross margin of approximately 6%.

During February 2006, we acquired three recycling businesses. We acquired Michael Auto Parts located in the Orlando, Florida area that primarily serves the professional repair market. This business generated approximately $12.0 million of revenue in 2005. In addition, we acquired two retail businesses, one near Charleston, South Carolina and one near Baton Rouge, Louisiana. These two businesses had less than $3.0 million of combined revenue in 2005. Our objective during 2006 is to grow and improve these two businesses and to build their facilities into modern self-service retail operations.

Company Outlook

We expect that 2006 organic revenue growth will be in the low double digits, with the balance of the growth being the full year impact of 2005 business acquisitions and our four acquisitions that have closed in 2006. We expect net income to be within a range of $40.5 million to $42.5 million and diluted earnings per share to be between $0.72 and $0.76. Included in the guidance is an estimated $0.03 per share effect of expensing stock options for the first time. This guidance is consistent with that presented on March 2, 2006 in our 2005 year end earnings press release.

For the second quarter of 2006 we expect net income to be within a range of $10.0 million to $11.0 million and diluted earnings per share to be between $0.18 and $0.20.

We anticipate that net cash provided by operating activities for 2006 will be approximately $40.0 million. We estimate our full year 2006 capital expenditures related to property and equipment, excluding expenditures relating to any future acquisitions we may do, will be approximately $36.0 million to $38.0 million. As of April 26, 2006 we had outstanding debt under our bank credit facility of $73.5 million.

We estimate the weighted average diluted shares outstanding for the full year 2006 to be approximately 56.0 million. These share numbers are estimates and as such will be affected by factors such as any future stock issuances, the number of our options and warrants exercised in subsequent periods, and changes in our stock price.

Quarterly Conference Call

We will host an audio webcast to discuss our first quarter 2006 results on Thursday, April 27, 2006 at 10:30 a.m. Eastern Time. The live audio webcast can be accessed on the internet at www.lkqcorp.com in the Investor Relations section. An online replay of the webcast will be available on the website approximately two hours after the live presentation and will remain on the site until May 27, 2006.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of recycled light vehicle OEM products and related services and the second largest nationwide provider of aftermarket collision replacement products and refurbished wheels. LKQ operates over 100 facilities offering its customers a broad range of replacement systems, components, and parts to repair light vehicles.

Forward Looking Statements

The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions or strategies. Forward looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. These factors include:

•	the availability and cost of inventory;
•	pricing of new OEM replacement parts;
•	variations in vehicle accident rates;
•	changes in state or federal laws or regulations affecting our business;
•	fluctuations in fuel prices;
•	changes in the demand for our products and the supply of our inventory due to severity of weather and seasonality of weather patterns;
•	changes in the types of replacement parts that insurance carriers will accept in the repair process;
•	the amount and timing of operating costs and capital expenditures relating to the maintenance and expansion of our business, operations and infrastructure;
•	declines in asset values;
•	uncertainty as to changes in U.S. general economic activity and the impact of these changes on the demand for our products;
•	uncertainty as to our future profitability;
•	increasing competition in the automotive parts industry;
•	our ability to increase or maintain revenue and profitability at our facilities;
•	uncertainty as to the impact on our industry of any terrorist attacks or responses to terrorist attacks;
•	our ability to operate within the limitations imposed by financing arrangements;
•	our ability to obtain financing on acceptable terms to finance our growth;
•	our ability to integrate and successfully operate recently acquired companies and any companies acquired in the future and the risks associated with these companies;
•	our ability to develop and implement the operational and financial systems needed to manage our growing operations; and
•	other risks that are described in our Form 10-K filed March 8, 2006 and in other reports filed by us from time to time with the Securities and Exchange Commission.

You should not place undue reliance on the forward looking statements. We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made.

CONTACT:           LKQ Corporation
Mark T. Spears, Executive Vice President and Chief Financial Officer
312-621-1950
irinfo@lkqcorp.com

Financial Tables To Follow

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Statements of Income
( In thousands, except per share data )

	Three Months Ended March 31,
	2006	2005

Revenue	$192,139	$133,807

Cost of goods sold	103,728	71,171

Gross margin	88,411	62,636

Facility and warehouse expenses	20,494	14,454

Distribution expenses	19,926	14,095

Selling, general and administrative expenses	24,910	17,725

Depreciation and amortization	2,736	1,966

Operating income	20,345	14,396

Other (income) expense:
Interest expense	967	572
Interest income	(24)	(18)
Other (income) expense, net	(806)	(162)

Total other expense	137	392

Income before provision for income taxes	20,208	14,004

Provision for income taxes	8,124	5,603

Net income	$12,084	$8,401

Net income per share:
Basic	$0.23	$0.20

Diluted	$0.22	$0.19

Weighted average common shares outstanding:
Basic	52,062	41,263

Diluted	55,467	45,384

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Condensed Statements of Cash Flows
( In thousands )

	Three Months Ended March 31,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,084	$8,401
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,736	1,966
Share-based compensation expense	743	-
Deferred income taxes	384	383
Gain on sale of investment securities	(719)	-
Other adjustments	(12)	18
Changes in operating assets and liabilities, net of
effects from purchase transactions:
Receivables	(2,108)	(1,154)
Inventory	(13,479)	(1,613)
Income taxes payable	5,058	3,806
Other operating assets and liabilities	(593)	(496)

Net cash provided by operating activities	4,094	11,311

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(8,577)	(2,953)
Decrease in restricted cash in escrow	-	132
Repayment of escrow	(2,561)	-
Cash used in acquisitions	(29,068)	(15,815)

Net cash used in investing activities	(40,206)	(18,636)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and warrants	2,330	639
Excess tax benefit from share-based payment arrangements	1,849	-
Debt issuance costs	-	(43)
Net borrowings of long-term debt	32,305	8,847

Net cash provided by financing activities	36,484	9,443

Net increase (decrease) in cash and equivalents	372	2,118

Cash and equivalents, beginning of period	3,173	1,612

Cash and equivalents, end of period	$3,545	$3,730

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31,	December 31,
	2006	2005
Assets

Current Assets:
Cash and equivalents	$3,545	$3,173
Restricted cash	450	450
Receivables, net	47,081	39,500
Inventory	123,991	103,655
Deferred income taxes	2,261	2,122
Prepaid expenses	2,358	2,437

Total Current Assets	179,686	151,337

Property and Equipment, net	106,839	97,218
Intangibles
Goodwill	203,060	181,792
Other intangibles, net	83	88
Deferred Income Taxes	1,550	2,146
Other Assets	7,418	6,845

Total Assets	$498,636	$439,426

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$18,855	$15,496
Escrow liability	500	2,611
Accrued expenses
Accrued payroll-related liabilities	6,848	10,115
Accrued procurement liability	2,351	2,537
Other accrued expenses	13,081	11,062
Income taxes payable	5,876	819
Deferred revenue	3,889	3,440
Current portion of long-term obligations	2,598	1,481

Total Current Liabilities	53,998	47,561

Long-Term Obligations, Excluding Current Portion	80,283	45,996
Other Noncurrent Liabilities	5,397	4,032

Redeemable Common Stock, $0.01 par value,
100,000 shares issued	617	617

Commitments and Contingencies

Stockholders' Equity:
Common stock, $0.01 par value, 500,000,000 shares authorized,
52,518,480 and 51,414,314 shares issued at March 31, 2006 and December 31, 2005, respectively.	525	514

Additional paid-in capital	312,295	307,304
Warrants	-	80
Retained earnings	44,111	32,027
Accumulated other comprehensive income	1,410	1,295

Total Stockholders' Equity	358,341	341,220

Total Liabilities and Stockholders' Equity	$498,636	$439,426

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Supplementary Data
( $ in thousands, except per share data )

	Three Months Ended March 31,
Operating Highlights	2006		2005

		% of Revenue		% of Revenue	Growth	% Growth

Revenue	$192,139	100.0%	$133,807	100.0%	$58,332	43.6%

Cost of goods sold	103,728	54.0%	71,171	53.2%	32,557	45.7%

Gross margin	88,411	46.0%	62,636	46.8%	25,775	41.2%

Facility and warehouse expenses	20,494	10.7%	14,454	10.8%	6,040	41.8%

Distribution expenses	19,926	10.4%	14,095	10.5%	5,831	41.4%

Selling, general and administrative expenses	24,910	13.0%	17,725	13.2%	7,185	40.5%

Depreciation and amortization	2,736	1.4%	1,966	1.5%	770	39.2%

Operating income	20,345	10.6%	14,396	10.8%	5,949	41.3%

Other (income) expense:
Interest expense	967	0.5%	572	0.4%	395	69.1%
Interest income	(24)	0.0%	(18)	0.0%	(6)	33.3%
Other (income) expense, net	(806)	-0.4%	(162)	-0.1%	(644)	397.5%

Total other expense	137	0.1%	392	0.3%	(255)	-65.1%

Income before provision for income taxes	20,208	10.5%	14,004	10.5%	6,204	44.3%

Provision for income taxes	8,124	4.2%	5,603	4.2%	2,521	45.0%

Net income	$12,084	6.3%	$8,401	6.3%	$3,683	43.8%

Net income per share:
Basic	$0.23		$0.20		$0.03	15.0%

Diluted	$0.22		$0.19		$0.03	15.8%

Weighted average common shares outstanding:
Basic	52,062		41,263		10,799	26.2%

Diluted	55,467		45,384		10,083	22.2%

NOTE: On January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004),"Share-Based Payment", requiring it to recognize expense related to the fair-value of its share-based compensation for the first time. As a result, net income and diluted earnings per share for the three months ended March 31, 2006 were lower by approximately $0.4 million and $0.01, respectively.

The following table reconciles EBITDA to net income:

	Three Months
	Ended March 31,
	2006	2005
	(In thousands)

Net income	$12,084	$8,401
Depreciation and amortization	2,736	1,966
Interest, net	943	554
Provision for income taxes	8,124	5,603

Earnings before interest, taxes, depreciation
and amortization (EBITDA)	$23,887	$16,524

EBITDA as a percentage of revenue	12.4%	12.3%